Exhibit 99.2

Regional Health Properties Sells Three Properties for $26.1 Million and Extinguishes $24.7 Million in Secured Debt, Repaying “Pinecone” and Congressional Bank Loans in Full

ATLANTA, GA, August 2, 2019— Regional Health Properties, Inc. (NYSE American: RHE) (NYSE American: RHEpA), a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term care, has completed the sale of three of the four skilled nursing properties located in Oklahoma, Alabama and Georgia, to affiliates of MED Healthcare Partners LLC (“MED”), as contemplated by the purchase and sale agreement previously disclosed by the Company in its Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2019.

The three properties were sold for the purchase price of $26.1 million in cash.

The Company and MED agreed to extend the closing date on the fourth property located in Oklahoma to August 28, 2019.

The Company used the cash proceeds from the sale to pay a net of $1.0 million in outstanding interest, fees, and other costs and to repay $24.7 million in debt which was secured by the four skilled nursing facilities subject to the purchase and sale agreement. As a result of such repayment, the Company has extinguished all debt owing to Pinecone Realty Partners II, LLC (“Pinecone”) and Congressional Bank. For a period of three months following such repayment, Pinecone will continue to hold a right of first refusal to provide first mortgage financing for any acquisition of a healthcare facility by the Company and an exclusive option to refinance the Company’s existing first mortgage loan on the Company’s facility known as Coosa Valley Health Care, subject to the terms and conditions of the applicable loan documents.

“The Company has accomplished a milestone with the successful completion of this sale transaction,” stated Brent Morrison, Regional’s Chief Executive Officer. “As a result, the Company was able to execute a deleveraging transaction by shedding some of its non-strategic business assets and repaying nearly $25 million of current debt outstanding, which includes full repayment of the Pinecone and Congressional loans, thus greatly improving the Company’s overall balance sheet metrics, total book value, and overall cash position while having minimal impact to monthly cash flow. We also find ourselves in a good position to refocus our efforts on the Company’s more strategic assets concentrated mostly in the south-east and mid-west United States as well as come to a final resolution for only a few remaining legacy lawsuits still outstanding.”

Morrison concluded by saying, “The Company has encountered many complicated and difficult obstacles over the past few years, but management believes that many of these obstacles have now been resolved and the completion of this transaction represents a turning point for a new and bright future coming for the Company.”

About Regional Health Properties

Regional Health Properties, Inc. (“Regional”) is the successor to AdCare Health Systems, Inc., and is a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term healthcare through facility lease and sub-lease transactions.

Regional currently owns, leases or manages for third parties 25 facilities (13 of which are owned by Regional, nine of which are leased by Regional and three of which are managed by Regional for third parties).  Of the 13 facilities owned by Regional, one is held for sale subject to the purchase and sale agreement previously disclosed by Regional in its Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2019. Assuming the consummation of the sale of the one remaining facility contemplated by such purchase and sale agreement, 24 facilities would be owned, leased or managed for third parties by Regional.

For more information, visit www.regionalhealthproperties.com.

Important Cautions Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements in this press release regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements. Forward-looking statements in this press release include, among others, statements regarding our ability to consummate the sale of the one remaining facility pursuant to the terms contemplated by the purchase and sale agreement and as otherwise discussed in this press release.

Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those projected or contemplated by our forward-looking statements due to various factors, including, among others additional expenses.

Regional does not guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on Regional’s forward-looking statements. There are a number of important factors that could cause Regional’s actual results to differ materially from those indicated or implied by its forward-looking statements, including those important factors set forth under the caption “Risk Factors” in Regional’s Annual Report on Form 10-K for the period ended December 31, 2018, and Regional’s subsequent filings with the SEC.

These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and we expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Company ContactsInvestor Relations

E. Clinton CainBrett Maas

Interim Chief Financial Officer, Senior Vice President, Managing Partner

Chief Accounting Officer and ControllerHayden IR

Regional Health Properties, Inc. Tel (646) 536-7331

Tel (678) 368-4393brett@haydenir.com

clinton.cain@regionalhealthproperties.com